EXHIBIT 99.1

Rosetta Resources Inc. Announces 2011 Capital Budget and Guidance

Company will spend $360 million in 2011 to continue to accelerate development of its Eagle Ford shale position and further evaluate the Company’s position in the Southern Alberta Basin.  Eagle Ford production is expected to grow steadily throughout the year.

HOUSTON, TEXAS, January 4, 2011 / GLOBENEWSWIRE/ -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced its Board of Directors has approved a 2011 capital budget of $360 million.  Approximately 90 percent, or $325 million, will be spent for activities in the liquids-rich window of the Eagle Ford shale in South Texas, the largest producing area in the Company’s portfolio. This capital expenditure program will be funded from a combination of internally generated cash flow plus proceeds from planned sales of assets in the DJ Basin and California.

“Our 2011 budget completes the successful shift of our asset portfolio from natural gas to predominantly liquids-rich unconventional shale plays that is significantly boosting production volumes, creating double-digit reserve growth and more significantly creating tremendous returns on our investments,” said Randy Limbacher, chairman, chief executive officer and president.  “More than 30 percent of our current production is now associated with liquids, reducing our exposure to weak natural gas prices and lowering our cost structure.  While we intend to move prudently as we take advantage of our highly competitive Eagle Ford shale position, we are confident that Rosetta will increase current daily production to in excess of 200 million cubic feet equivalent in 2012 and when we do so, the majority of our production base and revenues will be from liquids.”

Rosetta is confident in its ability to execute the 2011 capital program. This program calls for the drilling of 40 new wells in the Eagle Ford shale, primarily in the Gates Ranch which was successfully delineated in 2010.  In conjunction with the accelerated activity, Rosetta has entered into a favorable two-year agreement to secure fracture stimulation services for three weeks per month. During 2010, Rosetta drilled 29 wells in the Eagle Ford area.  Twenty-one completed Eagle Ford wells are currently producing 3,100 Bbls/d of oil, 3,900 Bbls/d of NGLs, and 44 MMcf/d of residue gas for a total net 2010 exit rate of 86 MMcfe/d.  The Company’s total exit rate for 2010 is about 159 MMcfe/d.  During the fourth quarter, the Company successfully resolved capacity constraint issues in the Gates Ranch area with the opening of the new Dos Hermanas pipeline. Rosetta recently entered into new agreements which provide for gathering and processing for production from its Dimmit County properties, and increase its firm capacity rights on the Dos Hermanas pipeline beginning in the third quarter of 2011. The Company also entered into new agreements that provide for firm gathering and processing capacity on new facilities that will be available beginning in the fourth quarter of 2011.

The 2011 budget also allocates funds for continued evaluation of the Southern Alberta Basin where the Company holds approximately 300,000 net acres in the Bakken shale that is an analog to the prolific Williston Basin.  In 2010, Rosetta drilled four exploratory wells as part of its drilling plan to determine the commerciality of the play.

The $360 million capital program reflects the impact of planned asset sales in the DJ Basin and the Sacramento Basin in California.  Proceeds from the divestiture of these higher-cost, natural gas producing properties will be used to fund the acceleration of the Company’s shale initiatives.  During 2010, Rosetta completed sales of approximately $90 million of assets in Arkansas, Oklahoma, Mississippi, Texas, Louisiana, New Mexico and Wyoming.  Those dollars are being redeployed to activities in the Eagle Ford and Southern Alberta Basin.

Guidance and Hedging Update

Full year 2011 production guidance is uncertain depending on the timing of planned divestitures. Keeping the volumes of the divestment properties in for the full year, Rosetta expects to produce between 160 – 170 MMcfe/d.  The DJ Basin and California properties currently produce about 40 MMcfe/d and are expected to contribute about 35 MMcfe/d for full year 2011.  The projected 2011 exit rate, excluding the divestment properties, is anticipated to range from 155-165 MMcfe/d, including liquids production of 12,000-15,000 Bbls/d. Rosetta also expects a 25 percent decline in unit cash costs upon the completion of the planned asset sales. Total lifting costs are anticipated to decrease from $0.90-$1.05 per Mcfe to $0.65-$0.75 per Mcfe upon completion of planned divestitures. General and administrative unit costs excluding stock compensation are also expected to decline by approximately 20 percent.

For 2011 and 2012, Rosetta recently added hedges for 1,500 Bbls/d of oil at an average floor price of $75.00 per Bbl and an average ceiling price of $105.45 per barrel. The Company previously hedged a total of 800 Bbls/d of its 2011 crude oil production with collars at an average floor price of $70.00 per Bbl and an average ceiling price of $90.05 per Bbl and a total of 600 Bbl/d of crude with collars at an average floor price of $75.00 per Bbl and an average ceiling price of $102.00 per Bbl for 2012. The Company also hedged a total of 700 Bbl/d of NGLs with fixed price swaps at an average price of $51.74 per Bbl for 2011 and 450 Bbl/d of NGLs with fixed price swaps at an average price of $55.07 per Bbl for 2012, excluding the ethane component for both years. The Company also has 50,000 MMBtu of natural gas hedged for 2011 including 15,000 MMBtu/d of swaps at an average price of $5.90 per MMBtu and 35,000 MMBtu/d of collars with an average floor price of $5.79/MMBtu and average ceiling price of $7.27/MMBtu.

The Company continues to monitor the market and intends to add additional hedges when market pricing is acceptable.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in North America.  The Company’s activities are primarily located in South Texas, including its largest producing region in the Eagle Ford shale, the Sacramento Basin in California and the Rockies, including the Southern Alberta Basin in Montana.  The Company is a Delaware Corporation based in Houston, Texas.

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding expected capital expenditures, drilling plans, including the acceleration thereof, production rates, weighting of liquids to dry gas and other production related guidance, incremental transportation capacity, the resolution of capacity constraint issues, exit rate guidance, development plans, the benefits and timing of divestitures, exposure to natural gas prices, changes in the Company’s liquidity, expected expenses (including lifting costs and G&A expenses), and the amount and expected benefit of hedging arrangements. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform there under); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company’s properties; the Company’s ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company’s most recent Form 10-K, Form 10Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Investor Contact:

Michael J. Rosinski
Executive Vice President& Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com